Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega
Director, Investor/Public Relations	DRAFT
Cardium Therapeutics, Inc.
Tel: (858) 436-1018
Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES PLANS TO ACQUIRE TRANSDEL PHARMACEUTICALS

PHASE 3 TOPICAL ANALGESIC AND COSMECEUTICAL BUSINESS ASSETS

SAN DIEGO, CA—June 27, 2011—Cardium Therapeutics (NYSE Amex: CXM) today announced that it had entered into an agreement with Transdel Pharmaceuticals to acquire substantially all of Transdel’s business assets including a Phase 3 product candidate Ketotransdel™ (TDLP-110), which is a topically-administered analgesic for the treatment of musculoskeletal pain. The business assets would be acquired in connection with a proposed asset purchase under Section 363 of Chapter 11 of the U.S. Bankruptcy Code, and would also include royalty-bearing license agreements for certain cosmeceutical products marketed by third parties that employ Transdel delivery technology. The completion of the asset acquisition is subject to a number of conditions, including approval of the transaction by the bankruptcy court.

Transdel is a San Diego-based specialty pharmaceutical company that developed topically-administered products, which are particularly useful for the treatment of acute musculoskeletal pain such as occurs with soft tissue injuries, and other potential pain indications. Transdel’s innovative drug delivery formulation is designed to facilitate the effective penetration of a variety of drugs and other products through the skin barrier—allowing agents to be delivered directly to affected tissues. Ketotransdel™, the company’s lead late-stage clinical candidate, is designed as an analgesic prescription product containing ketoprofen, which would be topically administered for the treatment of musculoskeletal pain.

Ketoprofen is a non-steroidal anti-inflammatory drug (NSAID) that alleviates pain associated with both inflammatory musculoskeletal disorders such as osteoarthritis and rheumatoid arthritis, as well as traumatic pain in patients with soft-tissue injuries or back injuries. While there are orally administered ketoprofen-based products registered for marketing and sale in the United States, there are no topical ketoprofen-based products available in the U.S. Corresponding clinical studies have been based on an FDA Section 505(b)(2) registration pathway.

Although ketoprofen has been available as a prescription pill, orally-administered NSAIDs reach their target site in the musculoskeletal tissue only after entering the systemic circulation which can lead to side effects limiting their use. The withdrawal from the market of various orally-administered pain medications such as Cox-2 inhibitors (as a result of gastrointestinal, cardiovascular and other side effects) has removed major therapeutic treatment options for patients with moderate to severe pain, and has led to increased interest in NSAIDs that can be delivered locally to the target tissue, thereby lowering the systemic concentration. In a recent study published in the journal of the American Association of Pharmaceutical Scientists comparing topical to oral administration of ketoprofen, it was reported that topical administration could achieve comparable levels of tissue concentration with a 17-fold lower plasma concentration. Sekiya, I. et al., “Ketoprofen Absorption by Muscle and Tendon after Topical or Oral Administration in Patients Undergoing Anterior Cruciate Ligament Reconstruction,” AAPS PharmSciTech 11:154-158 (2010).

Cardium believes that with FDA registration, Ketotransdel™ would offer a new analgesic option within the topical NSAID market, which is now estimated to exceed $200 million annually in the United States. Currently-available products for use in the U.S. include such third party products as the Flector® Patch (sold by King Pharmaceuticals under license from IBSA), Voltaren® Gel (sold by Endo Pharmaceuticals under license from Novartis) and Pennsaid® (sold by Covidien under license from Nuvo Research) – all of which are based on diclofenac (epolamine or sodium). Ketotransdel™ represents a new class of topical NSAID based on an active ingredient, ketoprofen, that is widely used in Europe and is available as a prescription drug in other forms in the U.S.

Cardium would also acquire Transdel’s cosmeceutical business rights, which currently include royalty-based licensing arrangements with JH Direct LLC and Jan Marini Skin Research covering the use of Transdel’s innovative delivery technology for cosmeceutical products.

“The proposed purchase of the business assets of Transdel Pharmaceuticals further broadens our technology and late stage product platform, and provides additional opportunities for potential commercialization, partnering or other monetization, now that our InnerCool Therapies business has been successfully sold to Philips Healthcare,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium.

Under the terms of the asset purchase agreement, which remains subject to the satisfaction of various conditions including approval of the transaction by the Federal bankruptcy court, Cardium would acquire substantially all of Transdel’s business assets for the payment of up to $4.0 million in consideration in the form of unregistered shares of Cardium common stock priced at a minimum of $0.50 per share—including $1.0 million of which that would be a contingent value payment to be held in escrow, which would only be released upon successful registration of Ketotransdel™ by the U.S. Food & Drug Administration within five years of the closing. Payment would be made in the form of unregistered restricted shares of Cardium common stock priced at $0.50 per share, or if higher, the closing price of Cardium’s common stock on the closing date of the transaction. If the closing price of Cardium’s common stock is greater than $0.50 on the closing date of the transaction, then the number of shares to be provided would be reduced to reflect the higher share price. If the closing price of Cardium’s common stock is greater than $0.50 on the date of FDA registration of Ketotransdel™ for the contingent payment, then the number of shares to be released from escrow would be reduced to reflect the higher share price. In the event that Transdel accepted an alternative offer and terminated the asset purchase with Cardium, the agreement provides for Transdel to pay Cardium a $500,000 “break-up fee,” plus certain expenses and costs. Further information related to the proposed transaction with Transdel can be found in Cardium’s current report on Form 8-K, including exhibits thereto, to be filed with the Securities and Exchange Commission.

Acquisition of the Transdel business assets would also add to Cardium’s stockholders’ equity as paid-in capital, supporting Cardium’s plans to reestablish its minimum stockholder’s equity requirement in accordance with its plan for continued listing on the NYSE Amex. As reported on January 24, 2011, the NYSE Amex accepted Cardium’s plan to reestablish compliance with the exchange’s stockholder’s equity requirements by maintaining a minimum of $6.0 million of stockholders’ equity by August 26, 2011. In Cardium’s most recent quarterly report on Form 10-Q, the company reported stockholders’ equity of approximately $5.8 million for the quarter ended March 31, 2011. While stockholders’ equity is offset by ongoing expenses, and contributions to stockholders’ equity are influenced by then-prevailing share price, closing of the Transdel transaction would be expected to add approximately $2.0 million in additional stockholders’ equity for shares of Cardium common stock purchased in connection with the transaction if the then-

prevailing share price was close to our current price, and up to $4.0 million in additional stockholders’ equity if the then-prevailing price of Cardium common stock returned to $0.50 or greater.

If the proposed transaction is approved by the bankruptcy court and is completed, the assets would be part of a new wholly-owned subsidiary of Cardium that would be responsible for coordinating the clinical development, commercialization, partnering and financing for Ketotransdel and related drug delivery technologies. In parallel, Transdel’s cosmeceutical activities would be transferred to Cardium’s MedPodium business, which would be responsible for broadening and expanding Transdel’s cosmeceutical activities and further developing the MedPodium health and wellness brand platform, a nutraceutical product portfolio and the planned Nutra-Apps™ product line initiative.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the proposed Transdel transaction will be completed; that our stockholder’s equity can be increased and maintained to a sufficient level to satisfy ongoing compliance with the requirements of our listing stock exchange; that Ketotransdel can be successfully developed to result in an FDA Section 505(b)(2) registered product in the United States; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the U.S. Food and Drug Administration (the “FDA”) will grant marketing clearance of Ketotransdel or other product candidates or that we or a partner can successfully introduce these or additional products into topical NSAID markets in the U.S. or elsewhere; that Ketotransdel or other product candidates will prove to be sufficiently safe and effective; that Ketotransdel or other product candidates are seen as suitable or preferred products compared to other FDA-approved products that currently are or will be on the market; that our product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that our clinical study programs can be conducted and completed in an efficient and successful manner; that the FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™,

Osteorate™, MedPodium™, Appexium™, Linée™, Alena™, Cerex™ and Nutra-Apps™ are trademarks of

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Ketotransdel™ and Transdel™ are trademarks of Trandsel Pharmaceutical, Inc.

(Other trademarks belong to their respective owners)